Exhibit 99.1

IBM to Divest Mortgage Servicing Business to Mr. Cooper Group

3 January 2019

On January 3, 2019, Mr. Cooper Group announced that it has entered into a definitive agreement with IBM to acquire IBM’s mortgage servicing business.  A copy of the announcement press release is available on Mr. Cooper’s website.

Strategic Rationale

IBM acquired the Seterus mortgage servicing business in the wake of the 2008 financial crisis to help a client manage a broad mortgage portfolio, including high risk loans.  IBM was successful in the mortgage servicing work, and the portfolio is now much more stable.  The time is now right to divest this business to a mortgage servicing specialist, whose domain-specific expertise and scale can further advance this business.

IBM runs the world’s most critical business processes, bringing together innovative technologies and industry expertise through an integrated model, to help clients transform their businesses.  Over the last few years, IBM has been increasing investments and skills in key areas such as AI and analytics, hybrid cloud, security and blockchain to facilitate client transformations.

At the same time, the company constantly prioritizes investments, considering factors such as market attractiveness, differentiation, and importance to IBM’s integrated model.  This ensures the company is addressing evolving client needs, while driving shareholder value.

The mortgage servicing business is not core to IBM’s portfolio, and Seterus, an IBM subsidiary, has been run as a stand-alone business.  This definitive agreement signed between IBM and Mr. Cooper is another example of IBM’s commitment to disciplined portfolio management.

Transaction Details and Financial Implications

IBM will sell its Seterus home mortgage servicing platform business to Mr. Cooper Group.  Mr. Cooper Group provides quality servicing, origination and transaction-

based services related principally to single-family residences throughout the United States.

The transaction is expected to close in the first quarter of 2019, subject to completion of applicable regulatory approvals and customary closing conditions.  Financial terms of the transaction have not been released.

The divested content has been reported in Global Process Services, within IBM’s Global Business Services segment.  In 2018, Seterus generated over $200 million of revenue, with gross margin below the Global Business Services level.  Because the revenue has been declining, this transaction modestly improves Global Business Services revenue trajectory and margin profile, normalizing for the divested content.

After closing, IBM’s 2019 results will reflect the loss of revenue and profit from the divested business.  This impact will be included in the expectations for 2019 provided during IBM’s fourth quarter earnings call later this month.